Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

To the Stockholders of

Ideal Accents, Inc. and Subsidiaries

Miami, Florida

We consent to the incorporation by reference in this Registration Statement of Ideal Accents, Inc. and Subsidiaries on Form SB-2/A of our reports dated January 28, 2002 of Ideal Accents, Inc. and Subsidiaries for the years ended December 31, 2001 and 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

We are aware that our review reports on the unaudited interim financial information of Ideal Accents, Inc. and Subsidiaries for the three and nine months ended September 30, 2002 and 2001 dated November 21, 2002 are included in this Registration Statement of Ideal Accents, Inc. and Subsidiaries on Form SB-2/A.

We are aware that our audit reports on the financial information of Somani Holdings, Inc. for the year ended May 31, 2001 and 2000 dated December 17, 2002 are included as exhibits in this Registration Statement of Ideal Accents, Inc. and Subsidiaries on Form SB-2/A.

We are also aware that the aforementioned reports on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Rotenberg & Company, llp

Rotenberg & Co., llp

Rochester, New York

January 3, 2003